CASH RETENTION AWARD AGREEMENT

THIS CASH RETENTION AWARD AGREEMENT (the “Agreement”) is entered into as of ______________, ______ (the “Grant Date”) by and between Agilysys, Inc., an Ohio corporation (the “Company”), and ________________ (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company awarded a cash retention award to the Participant, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.The Agreement. The Participant irrevocably agrees to, and accepts, the terms, conditions and restrictions of this Agreement on his or her own behalf and on behalf of any beneficiaries, heirs, legatees, guardians, representatives, successors and assigns. All capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to them under the Agilysys, Inc. 2016 Stock Incentive Plan (the “Plan”).
2.Award. Subject to all terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a retention award, the amount of which is _______ (the “Award”), which may become payable in one lump sum cash payment at the time and to the extent provided herein, provided that all terms and conditions of this Agreement are met.
3.Terms of Award.

(a)	Vesting. The Award will vest on October 25, 2017, subject to the other terms and conditions of this Agreement, including that the Participant remain employed as of such date.
Notwithstanding anything herein to the contrary, except as otherwise may be provided in Section 4 hereof, vesting hereunder is subject to the Participant remaining employed by the Company or its subsidiaries, divisions or affiliated businesses as of the date vesting would otherwise occur hereunder; provided, however, upon the involuntary termination of Participant’s employment by the Company without Cause or by the Participant on account of a termination for Change of Position (as determined in accordance with the Participant’s employment agreement in effect on the date hereof) in either case prior to the termination of this Agreement and prior to October 25, 2017, the Award, to the extent it has not yet vested or otherwise been canceled or forfeited as of such date, shall vest upon the date of such involuntary termination of employment without Cause or termination for Change of Position, without regard to the vesting schedule in this Section 3(a).

(b)
Vested Award. Upon the Award becoming vested, the Company shall immediately pay the cash amount of the Award to the Participant (without interest) on the date of such vesting, subject to all applicable withholding, including for federal, state, local and employment taxes.

(c)
Forfeiture. Except as specifically contemplated in Section 3(a) above with respect to an involuntary termination of employment without Cause or termination for Change of Position, if the Participant’s employment with the Company and its subsidiaries, divisions, and affiliated businesses terminates for any other reason (including, without limitation, for Cause, voluntarily or on account of death or disability) prior to any portion of the Award becoming vested, then the Award as of the date of his or her termination of employment shall be forfeited in its entirety, and the Participant and all persons who might claim through him or her will have no further interests under this Agreement or the Award of any kind whatsoever.

4.Change in Control.

(a)
Upon a Change in Control prior to the termination of this Agreement and prior to October 25, 2017, the Award, to the extent it has not vested and has not otherwise been canceled or forfeited as of the date of the Change in Control, shall vest in accordance with the terms of this Section 4 and without regard to the vesting schedule in Section 3(a).

(b)
Upon a Change in Control in accordance with the foregoing, the Award shall vest only in the event of the Participant’s continued employment through the earlier of (i) twelve (12) months after the date of the Change in Control, or (ii) the date the Participant ceases to be an employee with the Company or its successor on account of an involuntary termination of employment by the Company without Cause or on account of a termination for Change of Position (as determined in accordance with the Participant’s employment agreement in effect on the date hereof) (the “Holding Period”).

(c)
In the event of a Change in Control in accordance with the foregoing, if the Participant’s employment with the Company or its successor terminates prior to the end of the Holding Period due to any reason other than an involuntary termination of employment by the Company without Cause or a termination for Change of Position (as determined in accordance with the Participant’s employment agreement in effect on the date hereof), including, without limitation, on account of the Participant’s death, Disability, Retirement, voluntary termination or termination for Cause, then the Award shall be forfeited, and the Participant and all persons who might claim through him or her will have no further interests under this Agreement or the Award of any kind whatsoever.

(d)
In the event of a Change in Control in accordance with the foregoing, upon the end of the Holding Period, the Company shall pay the cash amount of the Award to the Participant (without interest) on the date of such vesting, subject to all applicable withholding, including for federal, state, local and employment taxes

5.Internal Revenue Code Section 409A. This Agreement, Award and the compensation and benefits hereunder are intended to meet the requirements or an exemption from coverage under Code Section 409A, and shall be construed and administered accordingly. If the Company determines that any compensation or benefits awarded or payable under this Agreement may be subject to taxation under Code Section 409A, the Company shall, after consultation with the Participant, have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to exempt the compensation and benefits payable under this Agreement from Code Section 409A or meet the requirements of Code Section 409A. In no event, however, shall this Section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or awards or payments under, this Agreement, and the Company shall have no responsibility for tax consequences of any kind to the Participant (or any other person or entity), whether or not such consequences are contemplated at the time of entry into this Agreement, or result from the terms or operation of this Agreement.

6.No Right to Continued Employment. This Agreement shall not be construed to grant the Participant any right to remain an employee with the Company or its affiliates, or to be employed in any particular position therewith. This Agreement does not constitute a contract of employment, and the Company and each affiliate expressly reserves the right, at any time, to terminate the Participant’s employment free from liability, or any claim, under this Agreement, except as may be specifically provided therein.

7.Notices. All notices or other communications relating to this Agreement as it relates to the Participant shall be in writing, shall be deemed to have been made if personally delivered in return for a receipt or, if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at the address of the Participant then on file with the Company. The Participant is responsible for notifying the Company of a change in his or her address.

8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, heirs, successors and assigns.

9.Governing Law. This Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio without giving effect to its conflict of laws principles.

10.Tax Withholding. The Company shall have the right to deduct from any payment due in connection with the Award any applicable amounts for withholding, including for federal, state, local and employment taxes.

11.Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement. However, no such action may materially and adversely affect the rights of the Participant without the Participant’s written consent. Notwithstanding the foregoing, the Company may, after consulting with the Participant, unilaterally amend this Agreement to comply with law, preserve favorable tax effects or avoid unfavorable tax effects for either of the parties.

12.Further Action. The Participant and the Company agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

13.Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision.

14.Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.

15.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter.

16.Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Participant and their respective beneficiaries, heirs, legatees, executors, administrators, estates, successors, assigns, legal representatives, guardians and caretakers. In no event may the Participant transfer or assign his or her rights under the Award.

17.Effect of Waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

18.Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

19.Incapacity. If the Committee determines that the Participant is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Committee may deal directly with or direct any delivery of vested cash under the Award to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before the delivery of vested cash under the Award. In the event of such a delivery of vested cash under the Award, the Committee will have no obligation thereafter to monitor or follow the recipient to determine whether the vested cash under the Award is held or disposed of for the benefit of the Participant. The delivery of vested cash under the Award pursuant to this Section shall completely discharge the Company’s obligations under this Agreement.

20.No Further Liability. The liability of the Company, its affiliates and the Committee under or in connection with this Agreement is limited to the obligations set forth herein and no terms or provisions of this Agreement shall be construed to impose any liability on the Company, its affiliates, the Committee or their directors and employees in favor of any person or entity with respect to any loss, cost, tax or expense which the person or entity may incur in connection with or arising from any transaction related to this Agreement. No third party beneficiaries are intended.

21.Recoupment Right. The Participant acknowledges that if the Board of Directors of the Company (including a Committee of the Board) determines that the Company’s financials are restated due directly or indirectly to the fraud, ethical misconduct, intentional misconduct or a breach of fiduciary duty by the Participant, the Board (or Committee) shall have sole discretion to take such actions, as permitted by law, as it deems necessary to cancel the Award and to recover all or a portion of any gains realized in respect of the Award, provided such recovery cannot extend back more than three (3) years.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and agree to the terms hereof.
“Company”

___________________________________
Name:
Title:

“Participant”